Exhibit 99.1

Porter Bancorp, Inc. Announces Fourth Quarter and 2009 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 29, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the fourth quarter and year ended December 31, 2009. The Company reported net income of $226,000 for the fourth quarter of 2009 and $11.1 million for the year ended December 31, 2009. Including the preferred stock dividend and related accretion, the net loss to common shareholders was $256,000, or ($0.03) per fully diluted common share, for the fourth quarter of 2009 and net income of $9.1 million available to common shareholders, or $1.05 per fully diluted common share, for the full year. Porter Bancorp also reported a 4.7% increase in loans to $1.4 billion and a 18.7% increase in deposits to $1.5 billion compared with year-end 2008.

“Porter Bancorp reported higher net interest income in the fourth quarter of 2009 due to continued growth in earning assets,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “The growth in our net interest income was more than offset by a substantial increase in our provision for loan losses in the fourth quarter to account for higher charge-offs and building our allowance for loan losses. We took a more aggressive stance in reviewing our loan portfolio at year-end in light of the heightened regulatory scrutiny in the current environment and the prolonged weakness in the economy coupled with our concentration of real estate loans and the economy’s impact on real estate values.

“Our higher provision expense in the fourth quarter was the major factor in Porter reporting lower earnings in 2009 compared with 2008,” continued Ms. Bouvette. “Our core operations remain solid as evidenced by our growth in net interest income and non-interest income since the fourth quarter of last year. In addition, we continued to leverage our infrastructure as evidenced by the decrease in our non-interest expenses since the third quarter and improvement in our efficiency ratio. Our fourth quarter efficiency ratio of 44.43% was our best performance in nine quarters and remains one of the best in our industry.

“We remained focused on our asset quality due to the continuing soft economy and strengthened our allowance for loan losses to 1.87% at the end of the fourth quarter. Porter Bancorp continues to maintain its ‘well-capitalized’ position, the highest regulatory rating. Our total risk-based capital ratio of 13.83% for the holding company remains significantly above the 10.0% requirement for a well-capitalized institution.”

Fourth Quarter Results

  Net interest income increased 29.8% to $14.9 million for the three months ended December 31, 2009, compared with the same quarter of 2008. The growth in net interest income benefited from a 7.2% increase in earning assets to $1.7 billion and growth in net interest margin to 3.57% compared with 2.96% for the fourth quarter of 2008.
  Net interest margin increased 61 basis points to 3.57% in the fourth quarter of 2009 compared with 2.96% in the fourth quarter of 2008. Net interest margin was down 2 basis points from 3.59% in the third quarter of 2009 due to approximately $580,000 in interest reversals related to loans moved to non-performing status in the latest three months.
  Net income was $226,000 for the three months ended December 31, 2009, compared with $2.3 million for the fourth quarter of 2008. Net income was reduced by a $6.3 million increase in the provision for losses in the fourth quarter of 2009 compared with the same period in 2008.

  Net loss available to common stockholders was $256,000 for the fourth quarter of 2009, compared with net income of $2.1 million for the fourth quarter of 2008. The results included preferred stock dividend and accretion costs of $482,000 for the 2009 period and $214,000 in the 2008 period. Loss per diluted common share was ($0.03) in the fourth quarter of 2009 compared with earnings of $0.24 per share in the fourth quarter of 2008.
  Efficiency ratio improved to 44.43% for the three months ended December 31, 2009, compared with 47.14% for the third quarter of 2009.
  Loans grew 4.7% to $1.41 billion, compared with $1.35 billion at December 31, 2008.
  Deposits increased 18.7% to $1.5 billion compared with $1.3 billion at December 31, 2008.
  Total assets increased 11.4% to $1.8 billion compared with $1.6 billion at December 31, 2008.
  Nonperforming loans increased $58.6 million to $84.9 million in the 2009 fourth quarter compared with $26.3 million in the third quarter of 2009. Non-performing assets increased $60.2 million to $99.5 million compared with the third quarter of 2009.

Net Interest Income

Net interest income increased 29.8% to $14.9 million for the three months ended December 31, 2009, an increase of $3.4 million, compared with $11.5 million for the same period in 2008. Net interest income rose 14.5% to $54.1 million for the year ended December 31, 2009, an increase of $6.8 million, compared with $47.2 million for the same period in 2008. The increase in net interest income was primarily attributable to an increase in average earning assets and decreased cost of funds compared with 2008.

Net interest margin increased 61 basis points to 3.57% from 2.96% in the fourth quarter of 2008. The yield on earning assets declined 62 basis points from the 2008 fourth quarter and the rates paid on interest-bearing liabilities declined by 136 basis points from the fourth quarter of 2008. Net interest margin declined 2 basis points from the linked third quarter of 2009 due primarily to lower yield on earning assets, but was partially offset by lower cost of funds. The yield on earning assets decreased 31 basis points from the third quarter of 2009 and rates paid on interest-bearing liabilities decreased 34 basis points. The decline in yield on earning assets compared with the third quarter of 2009 was due to approximately $580,000 in interest reversals arising from loans moving to non-performing status during the fourth quarter.

Average earning assets rose 7.2% to $1.7 billion for the three months ended December 31, 2009, compared with $1.6 billion for the three months ended December 31, 2008. Average deposits increased 12.2% to $1.4 billion, up from $1.3 billion for the three months ended December 31, 2008.

Non-Interest Income

Non-interest income increased 9.1%, or $140,000, to $1.7 million for the fourth quarter of 2009, compared with the fourth quarter of 2008. The increase in non-interest income was due to gains on sales of loans originated for sale, but was partially offset by lower service charges on deposit accounts. PBI Bank began originating residential real estate loans for sale in the secondary market late in the first quarter of 2009. Loans sold generated $88,000 in income in the fourth quarter of 2009 and $411,000 for the year ended December 31, 2009. The Bank retained servicing rights for the sold loans. Fourth quarter 2008 non-interest income included a one-time gain of $410,000 on the sale of a branch and a one-time other-than-temporary impairment charge of $471,000 related to equity securities in the securities portfolio.

Non-Interest Expense

Non-interest expense for the fourth quarter increased 8.0% from the prior year fourth quarter. This was due primarily to increased FDIC insurance premiums. FDIC insurance premiums were $615,000 in the fourth quarter of 2009 compared with $304,000 in the fourth quarter of 2008.

Non-interest expense was down in every major category compared with the third quarter of 2009 except for other real estate owned expense and professional fees. Professional fees increased primarily due to costs associated with Porter’s abandoned tender offer to acquire Citizens First Corporation of Bowling Green, Kentucky, that was terminated in December 2009. Our efficiency ratio continues to outperform our peers at 44.43% for the fourth quarter of 2009 and improved from 50.64% in the fourth quarter of 2008.

Balance Sheet Review

Total assets increased 11.4%, or $187.2 million, to $1.8 billion at December 31, 2009, from $1.6 billion at December 31, 2008. The Company’s loan portfolio increased 4.7%, or $63 million, to $1.41 billion from $1.35 billion at December 31, 2008, due to in-house loan origination efforts. Deposits at December 31, 2009, increased 18.7% to $1.5 billion from $1.3 billion at December 31, 2008, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the year.

Asset Quality

Non-performing loans increased to $84.9 million, or 6.00% of total loans, at December 31, 2009, compared with $26.3 million, or 1.89% of total loans, at September 30, 2009, and $21.3 million, or 1.58% of total loans, at December 31, 2008. Foreclosed properties at December 31, 2009, were $14.5 million, compared with $12.9 million at September 30, 2009, and $7.8 million at December 31, 2008. Our ratio of non-performing assets to total assets increased during the quarter to 5.42% at December 31, 2009, compared with 2.27% at September 30, 2009.

Our loan loss reserve as a percentage of total loans increased to 1.87% at December 31, 2009, compared with 1.46% at December 31, 2008. Net loan charge-offs for the fourth quarter of 2009 were $4.6 million, or 0.33% of average loans for the quarter, and $7.5 million, or 0.54% of average loans for the year ended December 31, 2009.

“The prolonged weakness in the economy has resulted in continued pressure on real estate values, reduced demand for real estate and lower business profits that provide a source of security for many loans,” stated Ms. Bouvette. “These factors were an important part in our thorough review of our loan portfolio and the subsequent downgrading of credits in the latest quarter, including an increase of $58.6 million in loans to non-performing status. We also made a significant addition to our reserve for loan losses as a result of our allowance methodology that is driven by risk ratings. We believe these measures align our loan portfolio with current economic factors and greater industry regulatory scrutiny while recognizing the potential risk of loss in our loan portfolio. We remain very proactive in working through problem loans to minimize future losses. We believe that our strengthened allowance for loan losses and strong capital base will be important buffers against possible continued weakness in the economy,” concluded Ms. Bouvette.

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter and year ending December 31, 2009, follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/09	9/30/09	12/31/08	12/31/09	12/31/08
Income Statement Data
Interest income	$23,517	$23,802	$24,286	$94,466	$100,107
Interest expense	8,617	9,428	12,808	40,412	52,881
Net interest income	14,900	14,374	11,478	54,054	47,226
Provision for loan losses	9,000	2,000	2,750	14,200	5,400
Net interest income after provision	5,900	12,374	8,728	39,854	41,826

Service charges on deposit accounts	793	843	817	3,112	3,424
Income from fiduciary activities	230	227	234	875	1,079
Gains on sales of loans originated for sale	88	82	-	411	-
Gains (losses) on sales of securities, net	(7)	321	10	315	(136)
Write-off of other than temporary impairment	-	-	(471)	-	(471)
Gain on sale of branch	-	-	410	-	410
Other	573	563	537	2,381	2,562
Non-interest income	1,677	2,036	1,537	7,094	6,868

Salaries & employee benefits	3,519	3,799	3,410	15,009	14,792
Occupancy and equipment	946	993	888	3,918	3,587
FDIC insurance	615	626	304	2,203	1,051
FDIC special insurance assessment	-	-	-	781	-
Franchise tax	450	450	435	1,800	1,740
Other real estate owned expense	449	353	425	1,155	881
Professional fees	295	175	192	901	787
Postage and delivery	191	193	180	752	748
Communications expense	161	183	181	729	711
Advertising	88	121	62	492	463
Other	654	691	747	2,716	2,997
Non-interest expense	7,368	7,584	6,824	30,456	27,757

Income before income taxes	209	6,826	3,441	16,492	20,937
Income tax expense	(17)	2,290	1,101	5,424	6,927
Net income	226	4,536	2,340	11,068	14,010
Less:
Dividends on preferred stock	438	437	194	1,750	194
Accretion on preferred stock	44	44	20	176	20
Net income (loss) available to common	$(256)	$4,055	$2,126	$9,142	$13,796

Weighted average common shares - Basic & Diluted	8,756,440	8,756,289	8,702,161	8,745,226	8,697,792

Basic and diluted earnings per common share	$ (0.03)	$0.46	$0.24	$1.05	$1.59
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.80	$0.77

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/09	9/30/09	12/31/08	12/31/09	12/31/08
Average Balance Sheet Data
Assets	$1,750,225	$1,674,703	$1,630,074	$1,714,131	$1,572,599
Loans	1,394,429	1,368,970	1,349,351	1,371,034	1,324,658
Earning assets	1,667,417	1,599,943	1,555,621	1,637,103	1,491,156
Deposits	1,440,017	1,373,626	1,282,955	1,385,572	1,250,614
Long-term debt and advances	116,122	112,425	178,231	140,259	168,479
Interest bearing liabilities	1,469,548	1,401,791	1,382,241	1,437,706	1,339,782
Stockholders’ equity	173,440	168,561	148,366	168,752	131,706

Performance Ratios
Return on average assets	0.05%	1.07%	0.57%	0.65%	0.89%
Return on average equity	0.52	10.68	6.27	6.56	10.64
Yield on average earning assets (tax equivalent)	5.62	5.93	6.24	5.80	6.74
Cost of interest bearing liabilities	2.33	2.67	3.69	2.81	3.95
Net interest margin (tax equivalent)	3.57	3.59	2.96	3.33	3.20
Efficiency ratio	44.43	47.14	50.64	50.06	50.74

Loan Charge-off Data
Loans charged-off	$(4,619)	$(829)	$(1,835)	$(7,731)	$(3,834)
Recoveries	53	47	98	271	323
Net charge-offs	$(4,566)	$(782)	$(1,737)	$(7,460)	$(3,511)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	12/31/09	9/30/09	12/31/08
Assets
Loans	$1,413,252	$1,387,359	$1,350,106
Loan loss reserve	(26,392)	(21,958)	(19,652)
Net loans	1,386,860	1,365,401	1,330,454
Securities available for sale	168,721	175,160	173,077
Federal funds sold & interest bearing deposits	157,091	74,232	38,189
Cash and due from financial institutions	15,082	17,610	14,957
Premises and equipment	23,610	23,756	22,543
Goodwill	23,794	23,794	23,794
Accrued interest receivable and other assets	59,932	48,809	44,843
Total Assets	$1,835,090	$1,728,762	$1,647,857

Liabilities and Equity
Certificates of deposit	$1,238,189	$1,099,402	$1,012,851
Interest checking	77,108	72,472	76,962
Money market	84,160	80,471	72,543
Savings	33,376	33,450	33,253
Total interest bearing deposits	1,432,833	1,285,795	1,195,609
Demand deposits	97,263	92,861	92,940
Total deposits	1,530,096	1,378,656	1,288,549
Federal funds purchased & repurchase agreements	11,517	11,296	10,084
FHLB advances	82,980	125,284	142,776
Junior subordinated debentures	34,000	34,000	34,000
Accrued interest payable and other liabilities	7,163	8,411	8,235
Total liabilities	1,665,756	1,557,647	1,483,644
Stockholders’ equity	169,334	171,115	164,213
Total Liabilities and Stockholders’ Equity	$1,835,090	$1,728,762	$1,647,857

Ending common shares outstanding	8,756,440	8,756,057	8,702,330
Book value per common share	$15.34	$15.54	$14.85
Tangible book value per common share	12.01	12.21	11.74

Asset Quality Data
Loan 90 days or more past due still on accrual	$5,968	$9,896	$11,598
Non-accrual loans	78,888	16,369	9,725
Total non-performing loans	84,856	26,265	21,323
Real estate acquired through foreclosures	14,548	12,934	7,839
Other repossessed assets	80	77	96
Total non-performing assets	$99,484	$39,276	$29,258
Non-performing loans to total loans	6.00%	1.89%	1.58%
Non-performing assets to total assets	5.42	2.27	1.78
Allowance for loan losses to non-performing loans	31.10	83.60	92.16
Allowance for loan losses to total loans	1.87	1.58	1.46

Risk-based Capital Ratios
Tier I leverage ratio	9.59%	10.13%	10.10%
Tier I risk-based capital ratio	11.93	11.90	12.13
Total risk-based capital ratio	13.83	13.80	14.05

FTE employees	278	281	276

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800 Ext. 3601
President and CEO